UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Vanda Pharmaceuticals Inc.

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April 2, 2008

Dear Stockholder:

I am pleased to invite you to attend Vanda Pharmaceuticals Inc.’s 2008 Annual Meeting of Stockholders, to be held on Thursday, May 8, 2008, at 9605 Medical Center Drive, Rockville, Maryland. The meeting will begin promptly at 9:00 a.m., local time.

Enclosed are the following:

•	our Notice of Annual Meeting of Stockholders and Proxy Statement for 2008;

•	our Annual Report for 2007 (containing our annual report on Form 10-K filed with the SEC); and

•	a proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope according to the instructions in the Proxy Statement as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person (even though you may have previously voted by proxy) if you follow the instructions in the Proxy Statement.

On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Mihael H. Polymeropoulos, M.D.
President and Chief Executive Officer

9605 Medical Center Drive, Suite 300
Rockville, Maryland 20850
Telephone: 240.599.4500
Facsimile: 301.294.1900
www.vandapharma.com

Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, Maryland 20850

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 8, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 8, 2008, at 9:00 a.m. local time at 9605 Medical Center Drive, Rockville, Maryland for the following purposes:

To elect Mr. Richard W. Dugan and Dr. Brian K. Halak to the Board of Directors, to serve as Class II directors until the 2011 Annual Meeting of Stockholders.

To ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008.

To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 21, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By	Order of the Board of Directors

William D. “Chip” Clark
Senior Vice President, Chief Business
Officer and Secretary

Rockville, Maryland
April 2, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

This proxy statement and accompanying proxy are being distributed on or about April 3, 2008

Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, Maryland 20850

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Vanda Pharmaceuticals Inc. (sometimes referred to as the “Company” or “Vanda”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 21, 2008, will be entitled to vote at the Annual Meeting. On this record date, there were 26,652,728 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this Proxy Statement.

Stockholder of Record: Shares Registered in Your Name

If on March 21, 2008, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 21, 2008, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	To elect Mr. Richard W. Dugan and Dr. Brian K. Halak to the Board of Directors, to serve as Class II directors until the 2011 Annual Meeting of Stockholders.

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008.

How do I vote?

The procedures for voting are fairly simple.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. You may vote in person at the Annual Meeting only if you bring a form of personal picture identification with you. You may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other organization, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. (formerly known as ADP Investor Communication Services), which enables beneficial holders to grant proxies to vote shares via telephone or the Internet. If your shares are held by a broker or bank that participates in the Broadridge program, you may grant a proxy to vote those shares telephonically by calling the telephone number on the instructions received from your broker or bank, or via the Internet at Broadridge’s website at www.proxyvote.com. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other organization. Follow the instructions from your broker, bank or other organization included with these proxy materials, or contact your broker, bank or other organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 21, 2008.

What vote is required to approve each matter?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the outcome of the election of candidates for director. Because the election of directors is a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

•	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008, the Company must receive a “For” vote from the majority of all those outstanding shares that are present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. Abstentions and broker non-votes will have the same effect as an “Against” vote. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of Mr. Richard W. Dugan and Dr. Brian K. Halak and as Class II directors, and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is soliciting this proxy?

The accompanying proxy is being solicited by the Board of Directors of the Company. In addition to this solicitation by mail, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other shareholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 9605 Medical Center Drive, Suite 300, Rockville, Maryland 20850.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. Pursuant to our Bylaws, a quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 26,652,728 shares of Common Stock outstanding and entitled to vote. Thus 13,326,364 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes.

Could other matters be decided at the Annual Meeting?

Vanda does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

When are stockholder proposals due for next year’s Annual Meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8, and received by the

Secretary of the Company on or before December 4, 2008. If you wish submit a proposal to be presented at the 2009 Annual Meeting of Stockholders that will not be included in the Company’s proxy materials, your proposal must be submitted in writing and in conformance with our Bylaws to Vanda Pharmaceuticals Inc., 9605 Medical Center Drive, Suite 300, Rockville, MD 20850 Attn: Secretary, no earlier than January 18, 2009, and no later than February 17, 2009. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.vandapharma.com.

PROPOSAL 1

ELECTION OF DIRECTORS

In accordance with Delaware law and our Bylaws, our Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a 3-year term with the term of office of each class ending in successive years. Pursuant to the Bylaws, the Board of Directors has fixed the number of directors at seven (7). Richard W. Dugan and Brian K. Halak, Ph.D. are the directors whose terms expire at this Annual Meeting. Mr. Dugan and Dr. Halak and have been nominated for election and to serve until the 2011 Annual Meeting or until their successors are elected (or until the director’s death, resignation or removal). It is our policy to encourage nominees for director to attend the Annual Meeting. The nominees for election to the Board of Directors, their ages as of March 21, 2008, and certain biographical information are set forth below.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The two nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

Nominees

Name	Age	Positions and offices held with the Company

Richard W. Dugan	66	Director
Brian K. Halak, Ph.D.	36	Director

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has determined that all of our directors are independent directors within the meaning of applicable Nasdaq listing standards, except for Dr. Mihael H. Polymeropoulos. Additionally, Dr. James Tananbaum, who served as a director of the Company until June 2007, met the definition of independence during his time as a director.

Information Regarding the Board of Directors and its Committees

As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Dr. Argeris N. Karabelas, Chairman of the Board of Directors, presides over these executive sessions. Stockholders interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Vanda Pharmaceuticals Inc. at 9605 Medical Center Drive, Suite 300, Rockville, Maryland 20850, Attn: Secretary. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairperson of a committee of the Board of Directors or a particular director, as appropriate.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2007:

					Nominating/Corporate
Name	Audit		Compensation		Governance

Dr. Argeris N. Karabelas			X	(1)	X
Richard W. Dugan	X	(1)
Brian K. Halak, Ph.D.	X				X	(1)
Howard H. Pien(2)			X
Mihael H. Polymeropoulos, M.D.
David Ramsay	X
James B. Tananbaum, M.D.(3)			X
H. Thomas Watkins			X		X
Total meetings in 2007	10		6		4

(1)	Committee Chairperson.

(2)	Was appointed to the Board of Directors and Compensation Committee effective June 5, 2007.

(3)	Resigned from the Board of Directors and Compensation Committee effective June 5, 2007.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors oversees the integrity of the Company’s financial statements and other financial information provided to the Company’s stockholders, the retention of performance of the

Company’s independent accountants, the Company’s internal controls and disclosure controls, and the Company’s compliance with ethics policies and SEC and related regulatory requirements. For these purposes, the Audit Committee, among other duties and powers, (1) approves audit fees for, and appoints and reviews the performance of, the Company’s independent accountants, (2) reviews reports prepared by management, and attested by the Company’s independent accountants, assessing the adequacy and effectiveness of the Company’s internal controls and procedures, prior to the inclusion of such reports in the Company’s periodic filings as required under the rules of the SEC, (3) reviews the Company’s annual and quarterly reports, and associated consolidated financial statements, with management and the independent accountants prior to the first public release of the Company’s financial results for such year or quarter, (4) reviews with external counsel any legal matters that could have a significant impact on the Company’s financial statements, (5) establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and business conduct or ethics violations, and (6) reviews the Company’s compliance with its Code of Business Conduct and Ethics. Our Audit Committee charter can be found in the corporate governance section of our corporate website at www.vandapharma.com. Three directors comprise the Audit Committee: Mr. Dugan (the Chairman of the Audit Committee), Dr. Halak and Mr. Ramsay. The Audit Committee met ten times during 2007.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in applicable Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934).

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the design of, assesses the effectiveness of, and administers executive compensation programs, including the Company’s 2006 Equity Incentive Plan. For these purposes, the Compensation Committee, among other duties and powers, (1) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other Company executives, (2) reviews and approves the terms of offer letters, employment agreements, severance agreements, change-in-control agreements, and other material agreements between the Company and its executive officers, (3) approves material changes to the Company’s 401(k) plan and oversees its implementation, (4) reviews and approves the Compensation Discussion and Analysis included in this Proxy Statement, and (5) conducts reviews of executive officer succession planning. Our Compensation Committee Charter can be found in the corporate governance section of our website at www.vandapharma.com. Three directors comprise the Compensation Committee of the Board of Directors: Dr. Karabelas (the Chair of the Compensation Committee), Mr. Pien and Mr. Watkins. Dr. James Tananbaum served on the Compensation Committee until June 2007, when Mr. Pien was appointed. The Compensation Committee met six times during 2007.

The Board of Directors has determined that all members of the Compensation Committee are independent (as independence is currently defined in the Nasdaq listing standards). Additionally, Dr. Tananbaum met the definition of independence during his tenure on the Compensation Committee.

Dr. Polymeropoulos, our Chief Executive Officer, does not participate in the determination of his own compensation or the compensation of directors. However, Dr. Polymeropoulos does make recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee retained Towers Perrin, a well-known consulting firm specializing in executive compensation, as its independent compensation consultant in November 2006 and continued to use the firm’s services in 2007. The consultant serves at the pleasure of the Compensation Committee rather than the Company, and the consultant’s fees are approved by the Compensation Committee. Towers Perrin provides the Compensation Committee with data about the compensation paid by our peer group of companies and other employers who compete with the Company for executives, updates the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction and is available to advise the Compensation Committee regarding all of its responsibilities. Towers Perrin also provides data and recommendations concerning the compensation of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors, conducts searches for appropriate directors, and evaluates the performance of our Board of Directors and of individual directors. Our Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board of Directors concerning corporate governance matters. Our Nominating/Corporate Governance Committee charter can be found in the corporate governance section of our corporate website at www.vandapharma.com. Three directors comprise the Nominating/Corporate Governance Committee: Dr. Halak (the Chair of the Nominating/Governance Committee), Dr. Karabelas and Mr. Watkins. All members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Nominating/Corporate Governance Committee met four times during 2007.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having a general understanding of the Company’s industry. The Nominating/Corporate Governance Committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, the candidate’s excellence in his or her field, the candidate’s ability to exercise sound business judgment and his or her commitment to vigorously represent the long-term interests of our stockholders, and other factors that the Nominating/Corporate Governance Committee deems appropriate. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the then-current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee is independent (or is required to be independent) for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating/Corporate Governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems it appropriate, a professional search firm. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company and must include the candidate’s name and qualifications for board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of Company shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of Company shares beneficially owned by the stockholder.

Meetings of the Board of Directors

The Board of Directors met sixteen times during 2007. Each director attended at least 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to the Secretary, Vanda Pharmaceuticals Inc., 9605 Medical Center Drive, Suite 300, Rockville, Maryland 20850. Each such communication should set forth (i) the name and address of such stockholder, as they appear on the Company’s books and, if the shares of the Company’s stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner. The Secretary will review all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not related to the duties and responsibilities of the Board of Directors. If deemed an appropriate communication, the Secretary will submit a stockholder communication to a chairperson of a committee of the Board of Directors, or a particular director, as appropriate.

Code of Business Conduct and Ethics

The Company has adopted the Vanda Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all directors, officers and employees. The Company has also adopted an additional Code of Ethics for its Chief Executive Officer and Senior Financial Officers. Both of these codes are available on our website at www.vandapharma.com. If the Company makes any substantive amendments to either of these codes or grants any waiver from a provision of either code to any applicable executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Compensation of Directors

On December 19, 2005, our Board of Directors adopted a compensation program for outside directors. Pursuant to this program, each member of our Board of Directors who is not our employee receives a $25,000 annual fee as well as $2,500 for each board meeting attended in person ($1,250 for meetings attended by telephone). The Chairman of the Board of Directors receives an additional annual fee of $10,000, and the chairman of each committee of the Board of Directors receives an additional annual fee of $2,000. Each director receives $1,000 for each meeting of any committee of the Board of Directors attended in person or by telephone.

Under the director compensation program adopted on December 19, 2005, each member of our Board of Directors who is not our employee and who is elected after December 19, 2005 initially receives an option to purchase 35,000 shares of our Common Stock upon election, and each member of our Board of Directors who is not our employee will also receive, upon the conclusion of each annual meeting of our stockholders, an option to purchase 15,000 shares of our Common Stock. The stock option granted upon election vests and becomes exercisable in equal monthly installments over a period of four years from the date of the grant, except that in the event of a change of control the option will accelerate and become immediately exercisable. Each annual stock option vests and becomes exercisable in equal monthly installments over a period of one year from the date of grant, except that in the event of a change of control the option will accelerate and become immediately exercisable. All of these options have an exercise price equal to the fair market value of our Common Stock on the date of the grant. In cases where a director is serving as such on behalf of an entity, we may issue a warrant directly to such entity as consideration for the services provided in lieu of granting an option to the director himself.

In November 2007, Towers Perrin reviewed our director compensation program and did not recommend any changes to the program.

2007 Director Compensation

The following table shows the compensation earned by each of our non-officer directors for the year ended December 31, 2007:

	Fees earned or paid
Name	in cash ($)	Option awards ($)(4)		Total ($)

Argeris N. Karabelas, Ph.D. (Chairman)(1)	$68,250	$126,021	(5)	$194,271
Richard W. Dugan	64,250	163,643	(6)	227,893
Brian K. Halak, Ph.D.(1)	67,000	126,021	(7)	193,021
Howard H. Pien(2)	36,750	155,825	(8)	192,575
David Ramsay(1)	62,250	126,021	(9)	188,271
James B. Tananbaum, M.D.(1)(3)	14,250	—		14,250
H. Thomas Watkins	58,750	219,606	(10)	278,356

(1)	Fees earned by Dr. Karabelas, Dr. Halak, Mr. Ramsay and Dr. Tananbaum were paid to the management companies of the venture capital funds affiliated with these directors.

(2)	Mr. Pien was appointed to our Board of Directors effective June 5, 2007.

(3)	Dr. Tananbaum resigned from our Board of Directors effective June 5, 2007.

(4)	This column reflects the compensation cost for the year ended December 31, 2007 of each director’s options, calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model. See the note to our consolidated financial statements under the caption “Accounting for stock-based compensation” included in our annual report on Form 10-K for a discussion of assumptions made by the Company in determining the grant date fair value and compensation costs of our equity awards.

(5)	As of December 31, 2007, Dr. Karabelas held options to purchase an aggregate of 15,000 of our Common Stock, of which 8,749 were vested as of December 31, 2007. The fair value share price of the 15,000 option grant awarded to Dr. Karabelas on May 16, 2007 was $13.50 as calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model.

(6)	As of December 31, 2007, Mr. Dugan held options to purchase an aggregate of 25,574 shares of our Common Stock, of which 14,035 shares were vested as of December 31, 2007. The fair value share price of the 15,000 option grant awarded to Mr. Dugan on May 16, 2007 was $13.50 as calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model.

(7)	As of December 31, 2007, Dr. Halak held options to purchase an aggregate of 15,000 shares of our Common Stock, of which 8,749 were vested as of December 31, 2007. The fair value share price of the 15,000 option grant awarded to Dr. Halak on May 16, 2007 was $13.50 as calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model.

(8)	As of December 31, 2007, Mr. Pien held options to purchase an aggregate of 37,500 shares of our Common Stock, of which 4,999 shares were vested as of December 31, 2007. The fair value share price of the 35,000 option grant awarded to Mr. Pien on June 5, 2007 was $14.57 as calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model.

(9)	As of December 31, 2007, Mr. Ramsay held options to purchase an aggregate of 15,000 shares of our Common Stock, of which 8,749 were vested as of December 31, 2007. The fair value share price of the 15,000 option grant awarded to Mr. Ramsay on May 16, 2007 was $13.50 as calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model.

(10)	As of December 31, 2007, Mr. Watkins held options to purchase an aggregate of 50,000 shares of our Common Stock, of which 19,686 shares were vested as of December 31, 2007. The fair value share price of the 15,000 option grant awarded to Mr. Watkins on May 16, 2007 was $13.50 as calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, as our independent auditors for the year ending December 31, 2008, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the inception of our operations in March 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or laws require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to vote “For” Proposal 2 in order to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes are counted towards a quorum. Abstentions have the same effect as votes “Against” Proposal 2 whereas broker non-votes are not counted for any purpose in determining whether this matter has been approved. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with Proposal 2.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to the Company for the years ended December 31, 2007, and December 31, 2006, by PricewaterhouseCoopers LLP, our principal accountant.

	Year ended December 31,
	2007	2006

Audit fees(1)	$399,873	$196,947
Audit-related fees(2)	94,122	186,413
Tax fees(3)	71,500	9,325
All other fees	—	—

Total fees	$565,495	$392,685

(1)	Professional services rendered for the audits of annual financial statements for the years ended December 31, 2007 and 2006 include the review of quarterly financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related services include services associated with our follow-on offering on Form S-1 initially filed on December 19, 2006, and other regulatory filings.

(3)	Tax fees for 2007 include $50,000 for an analysis of our net operating loses, $11,500 for the preparation of federal and state tax returns and $10,000 for other tax matters related to executive compensation. Tax fees for 2006 are for the preparation of the 2006 federal and state tax returns.

All fees described above were pre-approved by the Audit Committee in accordance with the requirements of Regulation S-X under the Exchange Act.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee can pre- approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of PricewaterhouseCoopers LLP or on an individual case-by-case basis before PricewaterhouseCoopers LLP is engaged to provide a service. The Audit Committee has determined that the rendering of tax-related services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence for audit purposes. PricewaterhouseCoopers LLP has not been engaged to perform any non-audit services other than tax-related services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee of the Board of Directors consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members (including the requirements of Exchange Act Rule 10A-3) and has determined that each member of the Audit Committee meets that standard. Mr. Dugan serves as an audit committee financial expert in accordance with applicable SEC regulations.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its Charter, which the Board of Directors has adopted and which the Audit Committee reviews and approves on an annual basis.

Our management is responsible for preparing our consolidated financial statements and our financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent integrated audit of our consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed and discussed with our management the audited consolidated financial statements of the Company and “Management’s Report on Internal Control over Financial Reporting” in Item 9A included in our Annual Report on Form 10-K for the year ended December 31, 2007 (the “10-K”).

The Audit Committee has also reviewed and discussed with PricewaterhouseCoopers LLP the audited consolidated financial statements in the 10-K. The Audit Committee also reviewed and discussed with both management and PricewaterhouseCoopers LLP their reports and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended. Additionally, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, as adopted by the Public Company Accounting Oversight Board. The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for year ended December 31, 2007 for filing with the United States Securities and Exchange Commission. We have selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2008, and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

Submitted by the following members of the Audit Committee:

Richard W. Dugan, Chairman
Brian K. Halak, Ph.D.
David Ramsay

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Vanda under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS AND DIRECTORS

The names of the executive officers and directors of Vanda and certain information about each of them as of March 21, 2008, are set forth below:

Mihael H. Polymeropoulos, M.D., age 48, has served as President and Chief Executive Officer and a Director of Vanda since May of 2003. Prior to joining Vanda, Dr. Polymeropoulos was Vice President and Head of the Pharmacogenetics Department at Novartis AG from 1998 to 2003. Prior to his tenure at Novartis, he served as Chief of the Gene Mapping Section, Laboratory of Genetic Disease Research, National Human Genome Research Institute, from 1992 to 1998. Dr. Polymeropoulos is the co-founder of the Integrated Molecular Analysis of Genome Expression (IMAGE) Consortium. Dr. Polymeropoulos holds a degree in Medicine from the University of Patras.

Steven A. Shallcross, age 46, has served as Senior Vice President, Chief Financial Officer and Treasurer of Vanda since November of 2005. From October 2001 to November 2005, Mr. Shallcross was the Senior Vice President, Chief Financial Officer and Treasurer at MiddleBrook Pharmaceuticals, Inc. (formerly known as Advancis Pharmaceutical Corporation), a specialty pharmaceutical company. Mr. Shallcross was the Vice President of Finance and Chief Financial Officer at Bering Truck Corporation, a truck manufacturer, from 1997 to 2001. From 1994 to 1997, Mr. Shallcross served as Vice President of Operations at Precision Scientific, Inc., a manufacturer of scientific laboratory equipment. He was the Controller of Precision Scientific from 1993 to 1994. Mr. Shallcross has over 20 years of senior financial and operations experience in emerging organizations, including acquisitions and restructurings. Mr. Shallcross received a B.A. in accounting from the University of Illinois and an M.B.A. from the University of Chicago, Graduate School of Business. Mr. Shallcross is also a certified public accountant.

Paolo Baroldi, M.D., Ph.D., age 57, has served as a Senior Vice President and Chief Medical Officer at Vanda since July of 2006. Prior to joining Vanda, Dr. Baroldi served as Vice President-Corporate Drug Development at Chiesi Farmaceutici SpA, in Parma, Italy, from 2003 to 2006. Prior to his tenure at Chiesi, Dr. Baroldi was the Global Head of Clinical Pharmacology at Novartis AG from 1998 to 2002. Dr. Baroldi holds degrees in Medicine and Surgery and a Ph.D. in Clinical Pharmacology from the University of Milan and an Executive M.B.A. from Harvard University.

William D. “Chip” Clark, age 39, has served as Senior Vice President, Chief Business Officer and Secretary of Vanda since September of 2004 and served as a Director of Vanda from 2003 to 2004. Prior to joining Vanda, Mr. Clark was a Principal at Care Capital, LLC, a venture capital firm investing in biopharmaceutical companies, from 2000 to 2004. Prior to his tenure at Care Capital, he served in a variety of commercial roles at SmithKline Beecham (now part of GlaxoSmithKline), from 1990 to 2000. Mr. Clark holds a B.A. from Harvard University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Albert W. Gianchetti, age 43, has served as Senior Vice President and Chief Commercial Officer since October of 2007. Before joining Vanda, Mr. Gianchetti worked at GlaxoSmithKline for 18 years and during his tenure there served as Vice President, Global Commercial Strategy and as a Regional Vice President in the largest U.S. sales region within GlaxoSmithKline. In his tenure at GlaxoSmithKline, Mr. Gianchetti led the launch of Avandia® and Augmentin BID®, and implemented managed care strategy. Mr. Gianchetti holds a B.A. from the University of Delaware and an M.B.A. from Drexel University.

Argeris N. Karabelas, Ph.D., age 55, has served as a Director and Chairman of the Board since 2003, when he co-founded Vanda with Dr. Polymeropoulos. Dr. Karabelas has served as a Partner of Care Capital, LLC since 2001. Prior to his tenure at Care Capital, Dr. Karabelas was the Founder and Chairman of the Novartis BioVenture Fund, from July 2000 to December 2001. From 1998 to 2000, he served as Head of Healthcare and CEO of Worldwide Pharmaceuticals for Novartis. Prior to joining Novartis, Dr. Karabelas was Executive Vice President of SmithKline Beecham (now part of GlaxoSmithKline) responsible for U.S. operations, European operations, Regulatory, and Strategic Marketing, from 1981 to 1998. He is a member of the Scientific Advisory Council of the Massachusetts General Hospital, the Harvard-MIT Health Science and Technology Visiting Committee, Chairman of Human Genome Sciences, Inc., Chairman of NitroMed, Inc., Chairman of SkyePharma plc, Chairman of Inotek, Inc., a director of Renovo, plc and a Trustee of Fox Chase Cancer Center and the Philadelphia University of the Sciences. Dr. Karabelas holds a Ph.D. in Pharmacokinetics from the Massachusetts College of Pharmacy.

Richard W. Dugan, age 66, has served as a Director of Vanda since December of 2005. From 1976 to September 2002, Mr. Dugan served as a Partner with Ernst & Young, LLP, where he served in a variety of managing and senior partner positions, including Mid-Atlantic Area Senior Partner from 2001 to 2002, Mid-Atlantic Area Managing Partner from 1989 to 2001 and Pittsburgh Office Managing Partner from 1979 to 1989. Mr. Dugan retired from Ernst & Young, LLP in September 2002. Mr. Dugan currently serves on the board of directors of two other publicly-traded pharmaceutical companies, MiddleBrook Pharmaceuticals, Inc. (formerly known as Advancis Pharmaceutical Corporation) and Critical Therapeutics, Inc. and on the board of directors of a privately-owned pharmaceutical company, Xanthus Pharmaceuticals, Inc. Mr. Dugan holds a B.S.B.A. from Pennsylvania State University.

Brian K. Halak, Ph.D., age 36, has served as a Director of Vanda since 2004. Dr. Halak has been at Domain Associates, a venture capital firm based in Princeton, New Jersey, since 2001 and became a Partner in January 2006. Prior to joining Domain Associates, he served as an Associate of the venture capital firm Advanced Technology Ventures, from 2000 to 2001. Dr. Halak serves on the Investment Advisory Council for Ben Franklin Technology Partners and BioAdvance, both seed stage investment groups in Philadelphia. Dr. Halak holds a B.S.E. from the University of Pennsylvania and a Ph.D. in Immunology from Thomas Jefferson University.

Howard H. Pien, age 50, has served as a Director of Vanda since June 2007. Mr. Pien has served as President and Chief Executive Officer and a Director of Medarex, Inc since June 2007. Prior to his tenure at Medarex, Mr. Pien served as President and Chief Executive Officer of Chiron Corporation until April 2006 when it was acquired by Novartis. He joined Chiron from GlaxoSmithKline (formerly SmithKline Beecham), where he served as President, Pharmaceuticals for SmithKline Beecham and later as President of GlaxoSmithKline’s International Pharmaceuticals business. Mr. Pien has also held positions in sales, market research, licensing and product management at Abbott Laboratories and Merck & Co. Mr. Pien earned a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Carnegie-Mellon University.

David Ramsay, age 44, has served as a Director of Vanda since 2004. Mr. Ramsay has served as a Partner of Care Capital, LLC, which he co-founded in 2000. Prior to founding Care Capital, Mr. Ramsay served as a Managing Director of the Rhône Group, LLC, from 1997 to 2000 and co-founded Rhône Capital, LLC, a private equity investment fund. Mr. Ramsay previously worked at Morgan Stanley Capital Partners. Mr. Ramsay holds an A.B. in Mathematics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

H. Thomas Watkins, age 55, has served as a Director of Vanda since September 2006. Mr. Watkins has served as the President and Chief Executive Officer of Human Genome Sciences, Inc. and as a member of its board of directors since 2005. Prior to his tenure at Human Genome Sciences Inc., Mr. Watkins served as President of TAP Pharmaceutical Products, Inc. Mr. Watkins previously held a series of executive positions over the course of nearly twenty years with Abbott Laboratories. Mr. Watkins also serves on the Board of Trustees of the College of William and Mary Foundation, and is a member of the College of William and Mary Mason School of Business Foundation Board of Trustees. He holds a B.B.A. from the College of William and Mary and an M.B.A from the University of Chicago Graduate School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of March 21, 2008, by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Percentage of shares beneficially owned is based on 26,652,728 shares of Common Stock outstanding as of March 21, 2008.

		Percentage of
	Number of shares	shares beneficially
Name and address of beneficial owner(1)	beneficially owned	owned

5% Stockholders
Prudential Financial, Inc.(2)	2,982,300	11.19%
751 Broad Street Newark, NJ 07102
Oppenheimer Funds, Inc.(3)	2,307,967	8.66%
Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10281
Westfield Capital Management Company, LLC(4)	2,280,300	8.56%
1 Financial Center Boston, MA 02111
FMR LLC(5)	2,249,643	8.44%
82 Devonshire Street Boston, MA 02109
Domain Partners VI, L.P.(6)	1,995,976	7.49%
One Palmer Square, Suite 515 Princeton, NJ 08542
Steven A. Cohen(7)	1,528,701	5.74%
72 Cummings Point Road Stamford, CT 06902
Named Executive Officers and Directors
Argeris N. Karabelas, Ph.D.(8)	1,015,000	3.67%
David Ramsay(9)	1,015,000	3.67%
Mihael H. Polymeropoulos, M.D.(10)	561,335	2.06%
William D. “Chip” Clark(11)	317,450	1.18%
Steven A. Shallcross(12)	84,969	*
Paolo Baroldi, M.D., Ph.D.(13)	72,381	*
H. Thomas Watkins(14)	29,583	*
Richard W. Dugan(15)	21,168	*
Brian K. Halak, Ph.D.	15,000	*
Albert W. Gianchetti(16)	11,333	*
Howard H. Pien(17)	8,905	*
All executive officers and directors as a group (11 persons)(18)	2,152,124	8.07%

*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Vanda Pharmaceuticals Inc., 9605 Medical Center Drive, Suite 300, Rockville, Maryland 20850.

(2)	Based on Schedule 13G/A filed on February 11, 2008, by Prudential Financial, Inc. (“Prudential”) reporting holdings as a Parent Holding Company as defined in Section 240.13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934, as amended. Prudential had sole voting and dispositive power with respect to 1,700 shares and shared voting and dispositive power with respect to 2,980,600 shares.

(3)	Based on Schedule 13G/A filed on February 8, 2008, by OppenheimerFunds, Inc. (“Oppenheimer”), reporting holdings as a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Oppenheimer had shared voting and dispositive power with respect to all 2,307,967 shares. Oppenheimer disclaims beneficial ownership as an investment adviser.

(4)	Based on Schedule 13G/A filed on January 10, 2008, by Westfield Capital Management Company, LLC (“Westfield”), reporting holdings as a registered investment adviser under Section 203 of the Investment

Advisers Act of 1940. Westfield had sole voting power with respect to 1,516,200 shares and sole dispositive power with respect to 2,280,300 shares. Westfield disclaims beneficial ownership as an investment adviser.

(5)	Based on Schedule 13G filed on February 14, 2008, by FMR LLC on behalf of itself, Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”). Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns the Company’s shares of Common Stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Select Biotechnology, amounted to 1,571,184 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of these 2,249,693 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting shares of common stock of FMR CLLC, representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting shares will be voted in accordance with the majority vote of Series B voting shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with Fidelity’s Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its Boards of Trustees.

(6)	Includes 1,954,450 shares held of record by Domain Partners VI, L.P., 21,068 shares held of record by DP VI Associates, L.P. and 20,458 shares held of record by One Palmer Square Associates VI, L.L.C. Voting and/or dispositive decisions with respect to the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. are made by the managing members of their general partner, One Palmer Square Associates VI, L.L.C.— James C. Blair, Ph.D., Brian H. Dovey, Robert J. More, Kathleen K. Schoemaker, Jesse I. Treu, Ph.D. and Nicole Vitullo, each of whom disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein, the amount of which cannot currently be determined.

(7)	Based on Schedule 13G/A filed jointly on February 14, 2008, reporting holdings as of December 31, 2007 by each of (i) S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”), beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant Fund”); (ii) S.A.C. Capital Management, LLC (“SAC Capital Management”) with respect to shares beneficially owned by SAC Capital Associates and SAC MultiQuant Fund; (iii) SAC Capital Associates with respect to shares beneficially owned by it; (iv) Sigma Capital Management, LLC (“Sigma Management”) with respect to shares beneficially owned by Sigma Capital Associates, LLC (“Sigma Capital Associates”), (v) CR Intrinsic Investors, LLC (“CR Intrinsic Investors”) with respect to shares beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”); (vi) CR Intrinsic Investments with respect to shares beneficially owned by it, and (vii) Steven A. Cohen with respect to Ssares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant Fund, Sigma Management, Sigma Capital Associates, CR Intrinsic Investors and CR Intrinsic Investments. SAC Capital Advisors, SAC Capital Management, Sigma Management, CR Intrinsic Investors and Mr. Cohen do not directly own any shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the shares held by SAC Capital Associates and SAC MultiQuant Fund. Pursuant to an investment management agreement, Sigma Management maintains investment and voting power with respect to the shares held by Sigma Capital Associates. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the shares held by CR Intrinsic Investments. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, Sigma Management and CR Intrinsic Investors. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 78,000 shares (representing approximately 0.3% of the shares outstanding); and (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 1,450,701 shares (constituting approximately 5.4% of the shares outstanding). Each of SAC Capital Advisors, SAC Capital Management,

Sigma Management, CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the shares, and SAC Capital Associates disclaims beneficial ownership of any shares held by CR Intrinsic Investments.

(8)	Includes 15,000 shares subject to options exercisable within 60 days of March 21, 2008. Includes 935,831 shares held of record by Care Capital Investments II, LP and 64,169 shares held of record by Care Capital Offshore Investments II, LP. Dr. Karabelas is a managing member of Care Capital II, LLC. Care Capital II, LLC is the general partner of Care Capital Investments II, LP and Care Capital Offshore Investments II, LP. Dr. Karabelas disclaims beneficial ownership of the shares held by Care Capital Investments II, LP and Care Capital Offshore Investments II, LP except to the extent of his pecuniary interest therein, the amount of which cannot currently be determined.

(9)	Includes 15,000 shares subject to options exercisable within 60 days of March 21, 2008. Includes 935,831 shares held of record by Care Capital Investments II, LP and 64,169 shares held of record by Care Capital Offshore Investments II, LP. Mr. Ramsay is a managing member of Care Capital II, LLC. Care Capital II, LLC is the general partner of Care Capital Investments II, LP and Care Capital Offshore Investments II, LP. Mr. Ramsay disclaims beneficial ownership of the shares held by Care Capital Investments II, LP and Care Capital Offshore Investments II, LP except to the extent of his pecuniary interest therein, the amount of which cannot currently be determined.

(10)	Includes 561,335 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 822,813 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(11)	Includes 317,450 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 388,007 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(12)	Includes 84,969 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 234,798 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(13)	Includes 72,381 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 218,046 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(14)	Includes 29,583 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 20,417 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(15)	Includes 21,168 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 4,406 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(16)	Includes 8,333 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 181,667 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(17)	Includes 8,905 shares subject to options exercisable within 60 days of March 21, 2008. Excludes 28,595 shares subject to options that are not exercisable within 60 days of March 21, 2008.

(18)	Includes 935,831 shares held of record by Care Capital Investments II, LP and 64,169 shares held of record by Care Capital Offshore Investments II, LP. Dr. Karabelas and Mr. Ramsay are managing members of Care Capital II, LLC. Care Capital II, LLC is the general partner of Care Capital Investments II, LP and Care Capital Offshore Investments II, LP. Dr. Karabelas and Mr. Ramsay disclaims beneficial ownership of the shares held by Care Capital Investments II, LP and Care Capital Offshore Investments II, LP except to the extent of their respective pecuniary interest therein, the amount of which cannot currently be determined. Includes 1,149,124 shares subject to options exercisable within 60 days of March 21, 2008 held by the named executive officers and directors listed above and none for executive officers not listed above. Excludes 1,898,749 shares subject to options that are not exercisable within 60 days of March 21, 2008 held by the named executive officers and directors listed above and none for executive officers not listed above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the year ended December 31, 2007, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements and have received a certification to this effect from each individual or entity known to us to be subject to Section 16(a) filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following paragraphs discuss the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.

Our compensation of executives is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations. Our executives’ compensation has three primary components — salary, a yearly cash incentive bonus, and stock option awards.

•	Base Salary. We fix the base salary of each of our executives at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the base salaries paid by similarly situated companies in the field of biotechnology and the base salaries of other private and public companies with which we believe we compete for talent. To this end, we subscribe to executive compensation surveys and other databases and review them when making an executive hiring decision and annually when we review executive compensation.

•	Cash Incentive Bonus. We designed the cash incentive bonuses for each of our executives to focus him on achieving key clinical, operational and/or financial objectives within a yearly time horizon, as described in more detail below.

•	Stock Options and Restricted Stock Grants. We use stock options and restricted stock grants to reward long-term performance; these options and restricted stock grants are intended to produce significant value for each executive if the Company’s performance is outstanding and if the executive has an extended tenure.

We view our three primary components of our executive compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the survey data referred to above. We believe that, as is common in the biotechnology sector, stock option awards are the primary motivator in attracting and retaining executives, and that salary and cash incentive bonuses are secondary considerations. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive.

In addition to the three primary components of compensation described above, we provide our executives with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans, matching 401(k) contributions and group life and disability insurance. We also provide our executives with certain additional benefits in the event of a change of control of the Company, as described in more detail below.

Our Compensation Committee’s current intent is to perform annually a strategic review of our executive officers’ cash compensation and share and option holdings to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies. Our Compensation Committee’s most recent review occurred in November 2007 and utilized a report from Towers Perrin. This review is described in more detail below. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our President and Chief Executive Officer, our Chief Business Officer and our Chief Financial Officer. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our President and Chief Executive Officer), the Compensation Committee typically considers the recommendations of our President and Chief Executive Officer.

We account for the equity compensation expense for our employees under the rules of SFAS 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. It is not anticipated that any executive officer’s annual taxable compensation will exceed $1 million, and the Company has accordingly not made an effort to qualify for an exemption from the $1 million limitation on compensation deductions under Section 162(m) of the Internal Revenue Code with respect to cash compensation. Our option grants are designed to be exempt from the $1 million limit.

Benchmarking of Base Compensation and Equity Holdings

At its November 2007 meeting, our Compensation Committee determined that our executive officers’ salaries, cash incentive bonuses and equity holdings were at or near the median of executives with similar roles at comparable pre-public and recently public companies and that no material changes should be made to the compensation levels of our executive officers at that time. This median was derived based on a report we obtained from Towers Perrin. The report compared our executive compensation with that of 22 comparable companies, including ACADIA Pharmaceuticals Inc., Acorda Therapeutics, Inc., Anesiva, Inc., Arena Pharmaceuticals, Inc., Aspreva Pharmaceuticals Corporation, Barrier Therapeutics, Inc., CV Therapeutics, Inc., Cypress Bioscience Inc., Dendreon Corporation, Indevus Pharmaceuticals Inc., Inspire Pharmaceuticals, Inc., InterMune, Inc., ISTA Pharmaceuticals, Inc., Jazz Pharmaceuticals, Inc., Neurocrine Biosciences, Inc., Osiris Therapeutics, Inc., Santarus, Inc., Somaxon Pharmaceuticals, Inc., Targacept, Inc., Tercica, Inc., XenoPort, Inc. and ZymoGenetics Inc. The selection of the peer group members was based on factors such as geography, employee headcount, research and development expenses, capitalization, product candidate pipeline, and therapeutic focus. Our Compensation Committee realizes that benchmarking the Company’s compensation against the compensation earned at comparable companies may not always be appropriate, but it believes that engaging in a comparative analysis of the Company’s compensation practices from time to time is useful at this point in the life cycle of the Company. In instances where an executive officer is uniquely critical to our success, or in the event of Company achievements that exceed expectations, the Compensation Committee may provide compensation above the median referred to above. For example, we provided bonuses significantly above target levels to each of our executives for the year ended December 31, 2006, in light of the Company’s successful initial public offering and positive Phase III trial results. Our Compensation Committee also granted additional options to each of our executives in January 2008 (as described in “— Recent developments” below, to provide and preserve significant incentives for these executives to achieve additional Company milestones, including the further development and marketing of our product candidates, particularly the commercialization of our product candidate Fiaptatm following approval of a New Drug Application for Fiaptatm filed with the United States Food and Drug Administration, and the consummation of one or more strategic transactions. We believe that, given the industry in which we operate and the corporate culture we have created, our compensation levels are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Equity Compensation

Since our initial public offering on April 12, 2006, we have made option grants based on the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The value of the shares subject to our 2007 option grants to executive officers is reflected in the “2007 grants of plan-based awards” table below.

We do not have any program, plan or obligation that requires us to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with our Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of our President and Chief Executive Officer in setting the compensation of our other executives, as well as the recommendations of the other members of our Board of Directors.

In January 2007, we granted options to our senior executives to provide significant incentives for these executives to achieve additional Company milestones, including filing a New Drug Application with the United States Food and Drug Administration for our product candidate Fiaptatm and consummating one or more strategic transactions. In October 2007, we granted stock options to Mr. Albert Gianchetti, our Senior Vice President and Chief Commercial Officer), in connection with his recruitment. In addition, in connection with the recruitment of Mr. Gianchetti and the negotiation of his employment agreement, we granted Mr. Gianchetti 3,000 shares of restricted stock. A further description of the stock options and restricted stock grants that we made in 2007 is provided in “— Description of certain awards granted in 2007” below. In January 2008, we granted stock options to each of our senior executives, as described in “— Recent developments” below.

Cash Incentive Bonuses

Yearly cash incentive bonuses for our executives are established as part of their respective individual employment agreements. Each of these employment agreements provides that the executive will receive a cash incentive bonus determined in the discretion of our Board of Directors, with a target bonus amount specified for that executive based on individualized objective and subjective criteria. These criteria are established by the Compensation Committee and approved by the full Board of Directors on an annual basis, and include specific objectives relating to the achievement of clinical, regulatory, business and/or financial milestones. For 2007, these criteria included a successful filing with the United States Food and Drug Administration of a New Drug Application for Fiaptatm, the design and implementation of our Phase III trial for our product candidate VEC-162, the successful completion of a follow-on public offering of shares of our common stock, the execution of our hiring plan and the completion of one or more strategic transactions. The target cash incentive bonus amount for each of our executives for the year ended December 31, 2007, was as follows:

•	Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer: 40% of base salary

•	Steven A. Shallcross, Senior Vice President, Chief Financial Officer and Treasurer: 25% of base salary

•	Paolo Baroldi, M.D., Ph.D., Senior Vice President and Chief Medical Officer: 25% of base salary

•	William D. “Chip” Clark, Senior Vice President, Chief Business Officer and Secretary: 25% of base salary

•	Albert W. Gianchetti, Senior Vice President and Chief Commercial Officer: 25% of base salary

We paid cash incentive bonuses generally at or below these targets in January 2008 for the year ended December 31, 2007. These bonuses are shown in the 2007 Summary Compensation Table below. As a percentage of base salary, the target cash incentive bonus amount for each of our executives for the year ending December 31, 2008, remains the same as for the year ended December 31, 2007.

Given that the Company has not yet generated revenues, the Compensation Committee has not considered whether the Company would attempt to recover cash incentive bonuses to the extent that they were paid based on our financial performance and one or more measures of our financial performance are subsequently restated in a downward direction.

Severance and Change in Control Benefits

Each of our executives has a provision in his employment agreement providing for certain severance benefits in the event of termination without cause, as well as a provision providing for the acceleration of his then unvested options in the event of termination without cause following a change in control of the Company. These severance and acceleration provisions are described in the “— Employment agreements” section below, and certain estimates of these severance and change of control benefits are provided in “— Estimated payments and benefits upon termination” below.

In addition to these severance benefits, our Compensation Committee authorized the Company to enter into tax indemnity agreements with Drs. Polymeropoulos and Baroldi and Messrs. Clark, Shallcross and Gianchetti. Under these tax indemnity agreements, the Company or its successor will reimburse the executive officers for any excise tax that they are required to pay under Section 4999 of the Internal Revenue Code of 1986, as amended, as well as the income and excise taxes imposed on the reimbursement. Section 4999 imposes a 20% excise tax on payments and distributions that are made or accelerated (or the vesting of which is accelerated) as a result of a change in control of the Company. The excise tax applies only if the aggregate value of those payments and distributions equals or exceeds 300% of the executive officer’s average annual compensation from the Company for the last five completed calendar years or, if less, all years of his employment with the Company. If the tax applies, it attaches to the excess of the aggregate value of the payments and distributions over 100% of the executive officer’s average annual compensation. In the Company’s case, the payments and distributions consist of the continuation of salary, incentive bonus and health insurance coverage for varying periods of time and accelerated vesting of stock options to varying degrees. The Compensation Committee approved these tax indemnity agreements to preserve the financial incentives we created by granting stock options to our senior executives, and to continue to provide motivation for these executives to stay with Vanda and act in the best interests of our stockholders at all times.

Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. Except as described in the following paragraph, there were no special benefits or perquisites provided to any executive officer in 2007.

The Company provides matching contributions of up to 50% to the first 6% contribution of each employee’s 401(k) contribution per pay period. Employees who made relatively larger contributions in the beginning of 2006 reached the maximum contribution amount allowed by law prior to the end of the year and, as a result, did not receive the full amount of the Company’s match that they would have otherwise received if their contributions had been spread out evenly throughout the year. Consequently, all of the Company’s employees who reached the maximum contribution amount prior to the end of 2006 received a compensation adjustment in 2007 to reflect the full amount of the Company’s match for that year. Mr. Clark was one such employee and received a compensation adjustment of $3,561.19 in 2007.

Recent Developments

On January 4, 2008, the Compensation Committee granted options to the Company’s executives as set forth in the table below. Each of these options had an exercise price of $5.76, the closing price of the Company’s Common Stock on January 4, 2008. Each option becomes exercisable in equal monthly installments over four years when the executive completes each month of continuous service with the Company after January 4, 2008. These options were granted to provide significant incentives for these executives to achieve additional Company milestones, including the further development and marketing of our product candidates, particularly the commercialization of our product candidate Fiaptatm following approval of a New Drug Application for Fiaptatm filed with the United States Food and Drug Administration, and the consummation of one or more strategic transactions.

Number of shares
underlying
January 4, 2008
Name	option grant

Mihael H. Polymeropoulos, M.D. President and Chief Executive Officer	250,000
Steven A. Shallcross Senior Vice President, Chief Financial Officer and Treasurer	120,000
Paolo Baroldi, M.D., Ph.D. Senior Vice President and Chief Medical Officer	125,000
William D. “Chip” Clark Senior Vice President, Chief Business Officer and Secretary	120,000
Albert W. Gianchetti Senior Vice President and Chief Commercial Officer	100,000

Compensation Committee Report2

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Compensation Committee:

Argeris N. Karabelas, M.D. (Chairman)
Howard H. Pien
H. Thomas Watkins

2007 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s “principal executive officer,” “principal financial officer” and the three other highest paid executive officers (together, our “named executive officers”) for the years ended December 31, 2007, and December 31, 2006:

				Stock	Option		Non-equity	All other
		Salary	Bonus	awards	awards		incentive plan	compensation		Total
Name and principal position	Year	($)	($)	($)	($)		compensation ($)(1)	($)		($)

Mihael H. Polymeropoulos, M.D.	2007	420,978	—	—	7,749,590	(3)	135,000	6,750	(4)	8,312,318
President and Chief Executive Officer	2006	375,533	—	—	2,976,966	(3)	250,000	6,582	(4)	3,609,081
Steven A. Shallcross	2007	277,500	—	—	1,527,760	(3)	70,000	6,750	(4)	1,882,010
Senior Vice President, Chief Financial Officer and Treasurer	2006	250,000	—	—	585,619	(3)	93,750	6,600	(4)	935,969
Paolo Baroldi, M.D., Ph.D.	2007	277,500	—	—	1,131,985	(3)	72,000	7,063	(4)	1,488,548
Senior Vice President and Chief Medical Officer	2006	122,917	30,000	—	103,197	(3)	93,750	63,619	(5)	413,483
William D. “Chip” Clark	2007	294,728	—	—	3,835,916	(3)	70,000	10,311	(4)(6)	4,210,955
Senior Vice President, Chief Business Officer and Secretary	2006	235,971	—	—	1,493,222	(3)	118,000	3,039	(4)	1,850,232
Albert W. Gianchetti	2007	54,839	100,000	4,652 (7)	89,539	(3)	73,750	4,181	(8)	326,961
Senior Vice President and Chief Commercial Officer(2)

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Vanda under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(1)	Reflects amounts paid in January 2008 for cash incentive bonuses earned for the year 2007 and in February 2007 for cash incentive bonuses earned for the year 2006.

(2)	Mr. Gianchetti joined the Company in October 2007.

(3)	Amount reflects the compensation cost for the years ended December 31, 2007 and 2006 of the named executive officer’s options, calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model. See the note to our consolidated financial statements under the caption “Accounting for stock-based compensation” included in our annual report on Form 10-K for a discussion of assumptions made by the Company in determining the grant date fair value and compensation costs of our equity awards.

(4)	Includes contributions made by the Company to match executives’ respective 401(k) plan contributions.

(5)	Includes $938 in matching contributions made by the Company to Dr. Baroldi’s 401(k) plan contributions, $49,934 in relocation expenses paid by the Company, and $12,747 in tax costs paid by the Company relating to such relocation expenses.

(6)	Includes a compensation adjustment with respect to 401(k) matching as discussed in the “Compensation discussion and analysis — Other benefits” section above.

(7)	Amount reflects the compensation cost for the year ended December 31, 2007 for the named executive officer’s restricted shares.

(8)	Reflects temporary housing expense in connection with Mr. Gianchetti’s employment.

2007 Salary and Bonus in Proportion to Total 2007 Compensation

The following table sets forth each named executive officer’s base salary, bonus and non-equity incentive plan compensation, as set forth in the above 2007 summary compensation table, as a percentage of his total compensation, as set forth in the above 2007 summary compensation table, for the fiscal year ended December 31, 2007:

			Percentage of
			total compensation
	Percentage of	Percentage of	represented by
	total compensation	total compensation	non-equity
	represented by base	represented by	incentive plan
Name	salary	bonus	compensation

Mihael H. Polymeropoulos, M.D. President and Chief Executive Officer	5.1%	—	1.6%
Steven A. Shallcross Senior Vice President, Chief Financial Officer and Treasurer	14.7%	—	3.7%
Paolo Baroldi, M.D., Ph.D. Senior Vice President and Chief Medical Officer	18.6%	—	4.8%
William D. “Chip” Clark Senior Vice President, Chief Business Officer and Secretary	7.0%	—	1.7%
Albert W. Gianchetti(1) Senior Vice President and Chief Commercial Officer	16.8%	30.6%	22.6%

(1)	Mr. Gianchetti joined the Company in October 2007.

Employment Agreements

We have entered into offer letters or employment agreements with each of Mihael H. Polymeropoulos, M.D., our President and Chief Executive Officer, Steven A. Shallcross, our Senior Vice President, Chief Financial Officer and Treasurer, Paolo Baroldi, M.D., Ph.D., our Senior Vice President and Chief Medical Officer, William D. “Chip” Clark, our Senior Vice President, Chief Business Officer and Secretary and Albert W. Gianchetti, our Senior Vice President and Chief Commercial Officer.

Mihael Polymeropoulos, M.D.  We entered into an employment agreement in February 2005 with Dr. Polymeropoulos, our President and Chief Executive Officer, which provides for an annual base salary of not less than $362,250 and the possibility of an annual target cash incentive bonus amount equal to 40% of his annual base salary upon achievement of certain performance goals. (Dr. Polymeropoulos’ current base salary is $442,000.) If Dr. Polymeropoulos’ employment is terminated without cause, he becomes permanently disabled, or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination: (a) a cash payment of his monthly base salary for 12 months; (b) payment of his monthly COBRA health insurance premiums; and (c) a bonus in an amount determined as follows: (i) if he is terminated prior to the first anniversary of this agreement, a pro-rata portion of the anticipated first-year target cash incentive bonus will be given to him; (ii) if he is terminated on or following the first anniversary and prior to the third, the amount will equal the greater of the most recent target cash incentive bonus or the average target cash incentive bonuses awarded for the prior years; or (iii) if he is terminated on or following the third anniversary, the amount will be equal to the greater of the most recent target cash incentive bonus or the average target cash incentive bonus awarded for the prior three years. In addition, if, following a change in control, Dr. Polymeropoulos is terminated without cause, or he terminates his employment for good reason, he will become vested in 100% of his then unvested shares and options. In addition to the benefits provided in his employment agreement, the Company entered into a tax indemnity agreement with Dr. Polymeropoulos in November of 2007 that provides certain benefits to him in the event of a change in control of the Company, as described above in “— Severance and change in control benefits.”

Steven A. Shallcross.  We entered into an employment agreement in October 2005 with Mr. Shallcross, our Senior Vice President, Chief Financial Officer and Treasurer, which provides for an annual base salary of not less than $250,000 and the possibility of an annual target cash incentive bonus equal to 25% of his annual base salary upon achievement of certain performance criteria. (Mr. Shallcross’ current base salary is $291,200.) If Mr. Shallcross’ employment is terminated without cause, he becomes permanently disabled, or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination: (a) a cash payment of his monthly base salary for 12 months; (b) payment of his monthly COBRA health insurance premiums; and (c) a bonus in an amount determined as follows: (i) if he is terminated prior to the first anniversary of this agreement, a pro-rata portion of the anticipated first-year target cash incentive bonus will be given to him; (ii) if he is terminated on or following the first anniversary and prior to the third, the amount will equal the greater of the most recent target cash incentive bonus or the average target cash incentive bonuses awarded for the prior years; or (iii) if he is terminated on or following the third anniversary, the amount will be equal to the greater of the most recent target cash incentive bonus or the average target cash incentive bonus awarded for the prior three years. In addition, if, following a change in control, Mr. Shallcross is terminated without cause, or he terminates his employment for good reason, he will become vested in 24 months’ worth of his then unvested shares and options granted prior to January, 2007 by the terms of his employment agreement. Mr. Shallcross will also become vested in all of the shares underlying his options granted in January 2007 or thereafter (set forth in “Compensation Discussion and Analysis — Recent Developments”) in the event that, following a change in control, Mr. Shallcross is terminated without cause, or he terminates his employment for good reason. In addition to the benefits provided in his employment agreement, the Company entered into a tax indemnity agreement with Mr. Shallcross in November of 2007 that provides certain benefits to him in the event of a change in control of the Company, as described above in “— Severance and change in control benefits.”

Paolo Baroldi, M.D., Ph.D.  We entered into an employment agreement in July 2006 with Dr. Baroldi, our Senior Vice President and Chief Medical Officer, which provides for an annual base salary of not less than $250,000 and the possibility of an annual target cash incentive bonus equal to 25% of his annual base salary. (Dr. Baroldi’s current base salary is $320,000.) If Dr. Baroldi’s employment is terminated without cause, he becomes permanently disabled, or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination: (a) a cash payment of his monthly base salary for 12 months; (b) payment of his monthly COBRA health insurance premiums; and (c) a bonus in an amount determined as follows: (i) if he is terminated prior to the first anniversary of this agreement, a pro-rata portion of the anticipated first-year target cash incentive bonus will be given to him; (ii) if he is terminated on or following the first anniversary and prior to the third, the amount will equal the greater of the most recent target cash incentive bonus or the average target cash incentive bonuses awarded for the prior years; or (iii) if he is terminated on or following the third anniversary, the amount will be equal to the greater of the most recent target cash incentive bonus or the average target cash incentive bonus awarded for the prior three years. In addition, if, following a change in control, Dr. Baroldi is terminated without cause, or he terminates his employment for good reason, he will become vested in 24 months’ worth of his then unvested shares and options granted prior to January 2007 by the terms of his employment agreement. Dr. Baroldi will also become vested in all of the shares underlying his options granted in January 2007 or thereafter (set forth in “Compensation Discussion and Analysis — Recent Developments”) in the event that, following a change in control, Dr. Baroldi is terminated without cause, or he terminates his employment for good reason. In addition to the benefits provided in his employment agreement, the Company entered into a tax indemnity agreement with Dr. Baroldi in November of 2007 that provides certain benefits to him in the event of a change in control of the Company, as described above in “— Severance and change in control benefits.”

William D. “Chip” Clark.  We entered into an employment agreement in February 2005 with Mr. Clark, our Senior Vice President, Chief Business Officer and Secretary, which provides for an annual base salary of not less than $227,625 and the possibility of an annual target cash incentive bonus equal to 25% of his annual base salary upon achievement of certain performance criteria. (Mr. Clark’s current base salary is $312,000.) If Mr. Clark’s employment is terminated without cause, he becomes permanently disabled, or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination: (a) a cash payment of his monthly base salary for 12 months; (b) payment of his monthly COBRA health insurance premiums; and (c) a bonus in an amount determined as follows: (i) if he is terminated prior to the first anniversary of this agreement, a pro-rata portion of the anticipated first-year target cash incentive bonus will be given to him; (ii) if he is terminated on or following the first anniversary and prior to the third, the amount will equal the greater of the most recent target cash incentive bonus or the average target cash incentive bonuses awarded for the prior years; or (iii) if he is terminated on or following the third anniversary, the amount will be equal to the greater of the most recent target cash incentive bonus or the average target bonus awarded for the prior three years. In addition, if, following a change in control, Mr. Clark is terminated without cause, or he terminates his employment for good reason, he will become vested in 24 months’ worth of his then unvested shares and options granted prior to January, 2007 by the terms of his employment agreement. Mr. Clark will also become vested in all of the shares underlying his options granted in January 2007 or thereafter (set forth in “Compensation Discussion and Analysis — Recent Developments”) in the event that, following a change in control, Mr. Clark is terminated without cause, or he terminates his employment for good reason. In addition to the benefits provided in his employment agreement, the Company entered into a tax indemnity agreement with Mr. Clark in November of 2007 that provides certain benefits to him in the event of a change in control of the Company, as described above in “— Severance and change in control benefits.”

Albert W. Gianchetti.  We entered into an employment agreement in October 2007 with Mr. Gianchetti, our Senior Vice President and Chief Commercial Officer, which provides for an annual base salary of not less than $295,000 and the possibility of an annual target cash incentive bonus equal to 25% of his annual base salary upon achievement of certain performance criteria. (Mr. Gianchetti’s current base salary is $306,800.) If Mr. Gianchetti’s employment is terminated without cause or he becomes permanently disabled, he will receive the following severance benefits following his employment termination: (a) a cash payment of his monthly base salary for 12 months; (b) payment of his monthly COBRA health insurance premiums; and (c) a bonus in an amount determined as follows: (i) if he is terminated prior to the first anniversary of this agreement, a pro-rata portion of the anticipated first-year target cash incentive bonus will be given to him; (ii) if he is terminated on or following the first anniversary and prior to the third, the amount will equal the greater of the most recent target cash incentive bonus or the average target cash incentive bonuses awarded for the prior years; or (iii) if he is terminated on or following the third anniversary, the amount will be equal to the greater of the most recent target cash incentive bonus or the average target bonus awarded for the prior three years. In addition, if, following a change in control, Mr. Gianchetti is terminated without cause, or he terminates his employment for good reason, he will become vested in 24 months’ worth of his then unvested shares and options granted in October 2007 by the terms of his employment agreement. Mr. Gianchetti will also become vested in all of the shares underlying his options granted in January 2008 or thereafter (set forth in “Compensation Discussion and Analysis — Recent Developments”) in the event that, following a change in control, Mr. Gianchetti is terminated without cause, or he terminates his employment for good reason. In addition to the benefits provided in his employment agreement, the Company entered into a tax indemnity agreement with Mr. Gianchetti in November of 2007 that provides certain benefits to him in the event of a change in control of the Company, as described above in “— Severance and change in control benefits.”

2007 Grants of Plan-Based Awards

The following table sets forth each plan-based award granted to the Company’s named executive officers during the year ended December 31, 2007.

		Estimated
		future			All other
		payouts under	All other		option awards:		Grant date
		non-equity	stock awards:		number of	Exercise or	fair value of
		incentive plan	number of		securities	base price	stock and
	Grant	awards	shares of		underlying	of option	option
Name	date	Target ($)(1)	stock (#)		options (#)	awards ($/Sh)	awards ($)(2)

Mihael H. Polymeropoulos, M.D.	—	170,000			—	—	—
	01/30/07	—	—		500,000	30.65	10,598,050
Steven A. Shallcross	—	70,000			—	—	—
	01/30/07	—	—		95,000	30.65	2,013,630
Paolo Baroldi, M.D., Ph.D.	—	70,000			—	—	—
	01/30/07	—	—		70,000	30.65	1,483,727
William D. “Chip” Clark	—	75,000			—	—	—
	01/30/07	—	—		250,000	30.65	5,299,025
Albert W. Gianchetti	—	73,750	—		—	—	—
	10/25/07	—	—		90,000	16.24	956,853
	10/25/07	—	3,000	(3)	—	—	48,720

(1)	This column sets forth the target amount of each executive’s cash incentive bonus for 2007, as set forth in such executive’s employment agreement. The actual amounts of these cash incentive bonuses were paid in January 2008 and are set forth in the “Non-equity incentive plan compensation” column of the above 2007 summary compensation table.

(2)	Represents the fair value of each stock option or restricted stock grant as of the date it was granted, in accordance with SFAS 123(R) and using a Black-Scholes-Merton valuation model.

(3)	Represents 3,000 shares of restricted stock granted to Mr. Gianchetti in connection with his employment with the Company.

Description of Certain Awards Granted in 2007

On January 30, 2007, we granted an option to Dr. Mihael Polymeropoulos to purchase a total of 500,000 shares of our Common Stock. The option vests with respect to 10,416 shares each month after January 30, 2007, that Dr. Polymeropoulos remains employed with us.

On January 30, 2007, we granted an option to Mr. Steven Shallcross to purchase a total of 95,000 shares of our Common Stock. The option vests with respect to 1,979 shares each month after January 30, 2007, that Mr. Shallcross remains employed with us.

On January 30, 2007, we granted an option to Dr. Paolo Baroldi to purchase a total of 70,000 shares of our Common Stock. The option vests with respect to 1,458 shares each month after January 30, 2007, that Dr. Baroldi remains employed with us.

On January 30, 2007, we granted an option to Mr. William “Chip” Clark to purchase a total of 250,000 shares of our Common Stock. The option vests with respect to 5,208 shares each month after January 30, 2007, that Mr. Clark remains employed with us.

On October 25, 2007, we granted an option to Mr. Albert Gianchetti to purchase a total of 90,000 shares of our Common Stock pursuant to his employment agreement as discussed in the “— Employment agreements” section above. The option vests with respect to 22,500 shares on October 25, 2008, provided Mr. Gianchetti has remained employed with us through that date. The option then vests with respect to an additional 1,875 shares for each month after October 2008 that Mr. Gianchetti remains employed with us.

On October 25, 2007, we granted Mr. Gianchetti 3,000 restricted shares of our Common Stock pursuant to his employment agreement as discussed in the “— Employment agreements” section above. The restricted stock vests with respect to 750 shares on October 25, 2008, provided Mr. Gianchetti has remained employed with us through that date. The restricted stock then vests with respect to an additional 750 shares for each year after October 2008 that Mr. Gianchetti remains employed with us.

Outstanding Equity Awards at 2007 Year-End

The following table sets forth information regarding each unexercised option and unvested stock grant held by each of our named executive officers as of December 31, 2007.

	Option awards					Stock awards
	Number of	Number of					Market value
	securities	securities				Number of	of shares
	underlying	underlying		Option		shares of	of stock
	unexercised	unexercised		exercise	Option	stock that	that have
	options (#)	options (#)		price	expiration	have not	not vested
Name	exercisable	unexercisable		($)	date	vested (#)	($)

Mihael H. Polymeropoulos, M.D.	10,700	37,454	(1)	0.33	02/10/15	—	—
	214,660	180,961	(2)	0.33	09/28/15
	95,185	95,188	(3)	4.73	12/29/15
	114,583	385,417	(4)	30.65	01/30/17
Steven A. Shallcross	1,731	39,813	(5)	0.83	11/14/15	—	—
	29,232	33,991	(6)	4.73	12/29/15
	21,770	73,230	(7)	30.65	01/30/17
Paolo Baroldi, M.D., Ph.D.	21,401	39,026	(8)	8.30	07/06/16	—	—
	8,750	26,250	(9)	24.71	12/13/16
	16,041	53,959	(10)	30.65	01/30/17
William D. “Chip” Clark	27,679	17,189	(11)	0.33	09/01/14	—	—
	31,041	14,100	(12)	0.33	02/10/15
	115,615	89,926	(13)	0.33	09/28/15
	19,953	19,954	(14)	4.73	12/29/15
	57,291	192,709	(15)	30.65	01/30/17
Albert W. Gianchetti	—	90,000	(16)	16.24	10/24/17	3,000(17)	20,640	(17)

(1)	The option vests with respect to 2,675 additional shares each month after December 2007, provided that Dr. Polymeropoulos remains employed with us.

(2)	The option vests with respect to 8,617 additional shares each month after December 2007, provided that Dr. Polymeropoulos remains employed with us.

(3)	The option vests with respect to 3,966 additional shares each month after December, 2007, provided that Dr. Polymeropoulos remains employed with us.

(4)	The option vests with respect to 10,416 additional shares each month after December 2007, provided that Dr. Polymeropoulos remains employed with us.

(5)	The option vests with respect to 1,730 additional shares each month after December 2007, provided that Mr. Shallcross remains employed with us.

(6)	The option vests with respect to 1,416 additional shares each month after December 2007, provided that Mr. Shallcross remains employed with us.

(7)	The option vests with respect to 1,979 additional shares each month after December 2007, provided that Mr. Shallcross remains employed with us.

(8)	The option vests with respect to 1,258 additional shares each month after December 2007, provided that Dr. Baroldi remains employed with us.

(9)	The option vests with respect to 729 additional shares for each month after December 2007, provided that Dr. Baroldi remains employed with us.

(10)	The option vests with respect to 1,458 additional shares each month after December 2007, provided that Dr. Baroldi remains employed with us.

(11)	The option vests with respect to 1,909 additional shares each month after December 2007, provided that Mr. Clark remains employed with us.

(12)	The option vests with respect to 1,007 additional shares each month after December 2007, provided that Mr. Clark remains employed with us.

(13)	The option vests with respect to 4,282 additional shares each month after December 2007, provided that Mr. Clark remains employed with us.

(14)	The option vests with respect to 831 additional shares each month after December 2007, provided that Mr. Clark remains employed with us.

(15)	The option vests with respect to 5,208 additional shares each month after December 2007, provided that Mr. Clark remains employed with us.

(16)	The option vests with respect to 22,500 shares on October 25, 2008, and with respect to 1,875 additional shares each month thereafter, provided that Mr. Gianchetti remains employed with us.

(17)	Mr. Gianchetti’s restricted stock grant vests with respect to 750 shares on October 25, 2008, and with respect to 750 additional shares each year thereafter, provided that Mr. Gianchetti remains employed with us. The closing price of our Common Stock on December 31, 2007, was $6.88 per share.

2007 Option Exercises

The following table shows the number of shares acquired upon exercise of options by each named executive officer during the year ended December 31, 2007. No shares of restricted stock vested during 2007.

	Option awards
	Number of
	shares	Value realized
	acquired on	on exercise
Name	exercise (#)	($)

Mihael H. Polymeropoulos, M.D.	80,000	1,724,730
Steven A. Shallcross	36,300	662,631
Paolo Baroldi, M.D., Ph.D.	—	—
William D. “Chip” Clark	16,000	335,386
Albert W. Gianchetti	—	—

Severance and Change in Control Arrangements

See “— Employment agreements” and “Compensation discussion and analysis — Severance and change in control benefits” above for a description of the severance and change in control arrangements for Drs. Polymeropoulos and Baroldi and Messrs. Clark, Shallcross and Gianchetti. Drs. Polymeropoulos and Baroldi and Messrs. Clark, Shallcross and Gianchetti will only be eligible to receive severance payments if each officer signs a general release of claims.

Our Compensation Committee, as plan administrator of our Second Amended and Restated Management Equity Plan and our 2006 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by our named executive officers and any other person in connection with certain changes in control of Vanda.

In each employment agreement, a change in control is defined as (i) the consummation of a merger or consolidation of the Company with or into another entity, if persons who were not stockholders of the Company immediately prior to such merger or consolidation own immediately after such merger or consolidation 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in various termination situations has been estimated in the tables below. These tables include benefits payable to our executives in connection with the tax indemnity agreements described above in “— Severance and change of control benefits,” which were approved by our Compensation Committee on March 16, 2007 with respect to Drs. Polymeropoulos and Baroldi and Messrs. Clark and Shallcross and on October 12, 2007 with respect to Mr. Gianchetti.

Mihael H. Polymeropoulos, M.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Polymeropoulos, the Company’s President and Chief Executive Officer, as if his employment terminated as of December 31, 2007, the last business day of 2007.

							Involuntary
							termination
	Voluntary	Voluntary					in connection
	resignation	resignation		Termination		Termination	with or
Executive benefits and	not for good	for good		by company		by company	following change
payments upon termination	reason	reason		not for cause		for cause	in control

Compensation:
Base salary	$—	$425,000	(1)	$425,000	(1)	$—	$425,000	(1)
Highest target cash incentive bonus	—	250,000	(2)	250,000	(2)	—	250,000	(2)
Stock options unvested and accelerated	—	—		—		—	1,634,996	(3)
Benefits and perquisites:
Health care	—	24,870	(4)	24,870	(4)	—	24,870	(4)
Accrued vacation pay	—	8,173	(5)	8,173	(5)	—	8,173	(5)

Total	$—	$708,043		$708,043		$—	$2,343,039

(1)	Last monthly base salary prior to the termination for a period of 12 months following the date of the termination.

(2)	Greater of the most recent target cash incentive bonus awarded prior to termination or the average of the prior three years cash incentive bonuses. Does not reflect $135,000 cash incentive bonus actually paid to Dr. Polymeropoulos in January 2008 for the year ended December 31, 2007.

(3)	All options held by Dr. Polymeropoulos will become fully vested in the event of an involuntary termination following a change of control.

(4)	Payment of the COBRA health insurance premiums up to 18 months or until Dr. Polymeropoulos begins employment with another company that offers comparable benefits.

(5)	Based on 5 vacation days available to Dr. Polymeropoulos at December 31, 2007.

Steven A. Shallcross

The following table describes the potential payments and benefits upon employment termination for Mr. Shallcross, the Company’s Senior Vice President, Chief Financial Officer and Treasurer, as if his employment terminated as of December 31, 2007, the last business day of 2007.

							Involuntary
							termination
	Voluntary	Voluntary					in connection
	resignation	resignation		Termination		Termination	with or
Executive benefits and	not for good	for good		by company		by company	following change
Payments upon termination	reason	reason		not for cause		for cause	in control

Compensation:
Base salary	$—	$280,000	(1)	$280,000	(1)	$—	$280,000	(1)
Highest target cash incentive bonus	—	93,750	(2)	93,750	(2)	—	93,750	(2)
Stock options unvested and accelerated	—	—		—		—	313,954	(3)
Benefits and perquisites:
Health care	—	24,870	(4)	24,870	(4)	—	24,870	(4)
Accrued vacation pay	—	5,385	(5)	5,385	(5)	—	5,385	(5)

Total	$—	$404,005		$404,005		$—	$717,959

(1)	Last monthly base salary prior to the termination for a period of 12 months following the date of the termination.

(2)	Greater of the most recent target cash incentive bonus awarded prior to termination or the average of target cash incentive bonuses awarded for the prior years. Does not reflect $70,000 cash incentive bonus paid to Mr. Shallcross in January 2008 for the year ended December 31, 2007.

(3)	Acceleration of 24 months’ worth of Mr. Shallcross’ then unvested options granted prior to January 2007 will occur in the event of an involuntary termination following a change of control; full acceleration of Mr. Shallcross’ then unvested options grated on or after January 2007 will occur in the event of an involuntary termination following a change of control.

(4)	Payment of the COBRA health insurance premiums up to 18 months or until Mr. Shallcross begins employment with another company that offers comparable benefits.

(5)	Based on 5 vacation days available to Mr. Shallcross at December 31, 2007.

Paolo Baroldi, M.D., Ph.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Baroldi, the Company’s Senior Vice President and Chief Medical Officer, as if his employment terminated as of December 31, 2007, the last business day of 2007.

							Involuntary
							termination
	Voluntary	Voluntary					in connection
	resignation	resignation		Termination		Termination	with or
Executive benefits and	not for good	for good		by company		by company	following change
payments upon termination	reason	reason		not for cause		for cause	in control

Compensation:
Base salary	$—	$280,000	(1)	$280,000	(1)	$—	$280,000	(1)
Highest target cash incentive bonus	—	93,750	(2)	93,750	(2)	—	93,750	(2)
Stock options unvested and accelerated	—	—		—		—	—	(3)
Benefits and perquisites:
Health care	—	24,870	(4)	24,870	(4)	—	24,870	(4)
Accrued vacation pay	—	5,385	(5)	5,385	(5)	—	5,385	(5)

Total	$—	$404,005		$404,005		$—	$404,005

(1)	Last monthly base salary prior to the termination for a period of 12 months following the date of the termination.

(2)	Greater of the most recent target cash incentive bonus awarded prior to termination or the average of target cash incentive bonuses awarded for the prior years. Does not reflect $72,000 cash incentive bonus actually paid to Dr. Baroldi in January 2008 for the year ended December 31, 2007.

(3)	Acceleration of 24 months’ worth of Dr. Baroldi’s then unvested options granted prior to January 2007 will occur in the event of an involuntary termination following a change of control; full acceleration of Dr. Baroldi’s then unvested options grated on or after January 2007 will occur in the event of an involuntary termination following a change of control.

(4)	Payment of the COBRA health insurance premiums up to 18 months or until Dr. Baroldi begins employment with another company that offers comparable benefits.

(5)	Based on 5 vacation days available to Dr. Baroldi at December 31, 2007.

William D. “Chip” Clark

The following table describes the potential payments and benefits upon employment termination for Mr. Clark, the Company’s Senior Vice President, Chief Business Officer and Secretary, as if his employment terminated as of December 31, 2007, the last business day of 2007.

							Involuntary
							termination
	Voluntary	Voluntary					in connection
	resignation	resignation		Termination		Termination	with or
Executive benefits and	not for good	for good		by company		by company	following change
payments upon termination	reason	reason		not for cause		for cause	in control

Compensation:
Base salary	$—	$300,000	(1)	$300,000	(1)	$—	$300,000	(1)
Highest target cash incentive bonus	—	118,000	(2)	118,000	(2)	—	118,000	(2)
Stock options unvested and accelerated	—	—		—		—	836,801	(3)
Benefits and perquisites:
Health care	—	7,625	(4)	7,625	(4)	—	7,625	(4)
Accrued vacation pay	—	5,769	(5)	5,769	(5)	—	5,769	(5)

Total	$—	$431,394		$431,394		$—	$1,268,195

(1)	Last monthly base salary prior to the termination for a period of 12 months following the date of the termination.

(2)	Greater of the most recent target cash incentive bonus or the average target bonus awarded for the prior three years. Does not reflect $70,000 cash incentive bonus paid to Mr. Clark in January 2008 for the year ended December 31, 2007.

(3)	Acceleration of 24 months’ worth of Mr. Clark’s then unvested options granted prior to January 2007 will occur in the event of an involuntary termination following a change of control; full acceleration of Mr. Clark’s then unvested options grated on or after January 2007 will occur in the event of an involuntary termination following a change of control.

(4)	Payment of the COBRA health insurance premiums up to 18 months or until Mr. Clark begins employment with another company that offers comparable benefits.

(5)	Based on 5 vacation days available to Mr. Clark at December 31, 2007.

Albert W. Gianchetti

The following table describes the potential payments and benefits upon employment termination for Mr. Gianchetti, the Company’s Senior Vice President and Chief Commercial Officer, as if his employment terminated as of December 31, 2007, the last business day of 2007.

							Involuntary
							termination
	Voluntary	Voluntary					in connection
	resignation	resignation		Termination		Termination	with or
Executive benefits and	not for good	for good		by company		by company	following change
payments upon termination	reason	reason		not for cause		for cause	in control

Compensation:
Base salary	$—	$295,000	(1)	$295,000	(1)	$—	$295,000	(1)
Highest target cash incentive bonus	—	16,164	(2)	16,164	(2)	—	16,164	(2)
Shares of restricted stock
unvested and accelerated							10,237	(3)
Stock options unvested and accelerated	—	—		—		—	—	(3)
Benefits and perquisites:
Health care	—	24,870	(4)	24,870	(4)	—	24,870	(4)
Accrued vacation pay	—	—	(5)	—	(5)	—	—	(5)

Total	$—	$336,034		$336,034		$—	$346,271

(1)	Last monthly base salary prior to the termination for a period of 12 months following the date of the termination.

(2)	Based on the pro-rata portion of the anticipated first-year target cash incentive bonus. Does not reflect $73,750 cash incentive bonus paid to Mr. Gianchetti in January 2008 for the year ended December 31, 2007.

(3)	Acceleration of 24 months’ worth of Mr. Gianchetti’s then unvested options and restricted stock will occur in the event of an involuntary termination following a change of control.

(4)	Payment of the COBRA health insurance premiums up to 18 months or until Mr. Gianchetti begins employment with another company that offers comparable benefits.

(5)	Based on 0 vacation days available to Mr. Gianchetti at December 31, 2007.

The value of the option vesting acceleration was calculated for each of the above tables based on the assumption that the change in control and the executive’s employment termination occurred on December 31, 2007. The closing price of the Company’s stock as of December 31, 2007, was $6.88, which was used as the value of the Company’s stock in the change in control. The value of the vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2007 by the difference between the closing price of the Company’s stock as of December 31, 2007 and the exercise price for such unvested option shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2004 Securityholder Agreement

We have entered into a 2004 Securityholder Agreement with certain holders of our Common Stock, including significant holders that are affiliates of certain of our directors. Under the Securityholder Agreement, these holders have the right to demand the registration of our Common Stock and to participate in other public offerings of our Common Stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By	Order of the Board of Directors

William D. “Chip” Clark
Senior Vice President, Chief Business
Officer and Secretary

April 2, 2008

PROXY VANDA PHARMACEUTICALS INC. PROXY
This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 8, 2008
The undersigned appoints Mr. William D. Clark and Mr. Steven A. Shallcross, proxies for the undersigned, to attend the Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc. (the “Company”), to be held on May 8, 2008, at 9:00 a.m. local time, at 9605 Medical Center Drive, Rockville, Maryland, and at any adjournments or postponements of the Annual Meeting, and hereby authorizes such person to represent and to vote as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present.
This Proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, the proxy holders will have the authority to vote FOR the election of each of the Directors listed below and FOR the ratification of the independent public accountant as set forth on the reverse side.
(Continued and to be signed on the reverse side)
ANNUAL MEETING OF STOCKHOLDERS OF VANDA PHARMACEUTICALS INC. May 8, 2008
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided. —
20230000000000000000 0 050808
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. RICHARD W. DUGAN AND DR. BRIAN K. HALAK AS DIRECTORS AND A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
PROPOSAL 1.To elect the following nominees of the Board of Directors to serve until the end of their respective term or until their successors have been duly elected and qualified:

PROPOSAL 2. To ratify the appointment of Pricewaterhouse-Coopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.